
                                                                     EXHIBIT 5.1
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

                                   BAKER & BOTTS
 AUSTIN                                L.L.P.
  BAKU                             ONE SHELL PLAZA
 DALLAS                             910 LOUISIANA
 LONDON                        HOUSTON, TEXAS 77002-4995           TELEPHONE: (713) 229-1234
 MOSCOW                                                            FACSIMILE: (713) 229-1522
 NEW YORK
WASHINGTON





016119.0238                                          June 29, 1999


Lyondell Chemical Company
Lyondell Chemical Worldwide, Inc.
Lyondell Chemical Nederland, Ltd.
One Houston Center
1221 McKinney, Suite 700
Houston, Texas 77010

Gentlemen:

          As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Lyondell Chemical Company, a Delaware corporation ("Lyondell"), Lyondell Chemical Worldwide, Inc., a Delaware corporation ("LCW"), and Lyondell Chemical Nederland, Ltd., a Delaware corporation ("LCNL") (together, the "Co-registrants"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of $900 million aggregate principal amount of 9 5/8% Senior Secured Notes, Series A, Due 2007, $1 billion aggregate principal amount of 9 7/8% Senior Secured Notes, Series B, Due 2007 and $500 million aggregate principal amount of 10 7/8% Senior Subordinated Notes Due 2009 (collectively, the "New Notes") to be offered by Lyondell in exchange (the "Exchange Offers") for like principal amounts of its issued and outstanding unregistered 9 5/8% Senior Secured Notes, Series A, Due 2007, 9 7/8% Senior Secured Notes, Series B, Due 2007 and 10 7/8% Senior Subordinated Notes Due 2009 (collectively, the "Outstanding Notes") and the issuance of the related guarantees of the New Notes by LCW and LCNL (the "Guarantees"), we are passing upon certain legal matters in connection with the New Notes and the Guarantees for Lyondell, LCW and LCNL. The New Notes are to be issued under indentures dated as of May 17, 1999 (the "Indentures") among Lyondell, the Subsidiary Guarantors party thereto and The Bank of New York, as trustee. At your request, this opinion is being furnished to you for filing as
Exhibit 5.1 to the Registration Statement.

          In our capacity as counsel to Lyondell, LCW and LCNL in connection with the matters referred to above, we have examined the Certificate of Incorporation and Bylaws of Lyondell, LCW and LCNL, each as amended to date, and originals, or copies certified or otherwise identified, of corporate records of Lyondell, LCW and LCNL, including minute books of Lyondell, LCW and LCNL as furnished to us by Lyondell, LCW and LCNL, certificates of public officials and of representatives of Lyondell, LCW and LCNL, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of Lyondell, LCW and LCNL with respect to the accuracy of the material

Lyondell Chemical Company
Lyondell Chemical Worldwide, Inc.
Lyondell Chemical Netherland, Ltd.         -2-                  June 28, 1999

factual matters contained in such certificates. We have assumed that all signatures on documents examined by us are genuine, all documents submitted to us are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

          Based on our examination as aforesaid, we are of the opinion that, when each series of New Notes has been duly executed, authenticated and delivered in accordance with the provisions of the applicable Indenture and issued in exchange for the corresponding series of Outstanding Notes pursuant to, and in accordance with the terms of, the applicable Exchange Offer as contemplated in the Registration Statement, (i) the New Notes will constitute legal, valid and binding obligations of Lyondell, LCW and LCNL enforceable against Lyondell, LCW and LCNL in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) the Guarantees will be entitled to the benefits of the applicable Indenture and will constitute legal, valid and binding obligations of LCW and LCNL enforceable against LCW and LCNL in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          We hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement and to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    BAKER & BOTTS, L.L.P.



SAM/ER